Exhibit 99.1

Contact:	Brian Turner
Chief Financial Officer
425-943-8000

Media Contact:	Marci Maule
Director Public Relations
425-943-8277

COINSTAR ANNOUNCES THIRD QUARTER REVENUE OF $118.7 MILLION

BELLEVUE, Wash.—October 27, 2005—Coinstar, Inc. (NASDAQ: CSTR) today announced results for the three-month period ended September 30, 2005.

Highlights for the third quarter are as follows:

•	Revenue - $118.7 million

•	EBITDA - $27.1 million (see Appendix A)

•	Free cash flow - $14.0 million (see Appendix A)

•	Adjusted earnings per fully taxed, fully diluted share of $0.30 (see reconciliation below)

•	Net income of $6.8 million

Included in GAAP net income for the quarter were certain non-cash charges primarily related to past acquisitions including $1.1 million in amortization of intangible assets, $203,000 in amortization of financing fees and $85,000 in stock-based compensation expense. Excluding these items, net of taxes, Coinstar reported adjusted net income of $7.7 million. A reconciliation of GAAP earnings per share to Adjusted earnings per share is as follows:

GAAP fully taxed, fully diluted earnings per share	$0.27
Amortization of intangibles, net of tax	0.03
Amortization of financing fees, net of tax	0.00
Stock-based compensation, net of tax	0.00

Adjusted fully taxed, fully diluted earnings per share	$0.30

At September 30, 2005, Coinstar, Inc. had approximately $112.3 million in cumulative net operating loss carryforwards. Although Coinstar recorded $4.4 million in tax expense for the third quarter, cash paid for taxes during the three-month period ending September 30, 2005 totaled only $802,000 as a result of these net operating loss carryforwards.

“Despite the immediate and secondary effects of Hurricanes Katrina and Rita on our economy, as well as historically high fuel prices, we were pleased that third quarter results once again met expectations. Our performance was characterized by continued growth in coin processing and strategic progress selling coin and amusement services across our expanding customer base,” said Dave Cole, Chief Executive Officer of Coinstar, Inc. “As we enter the fourth quarter and plan for 2006, we will continue to integrate our businesses and provide creative and profitable solutions to our retailers. Over the long run, this 4th Wall management solution should position us as the premier provider of these services and drive continued growth and profitability for our shareholders.”

Fourth Quarter Expectations

Management estimates that revenue for the fourth quarter ending December 31, 2005 will range from $124 to $131 million. Management estimates that for the fourth quarter ending December 31, 2005, GAAP earnings per fully diluted, fully taxed, share will range from $0.17 to $0.23 and Adjusted fully diluted, fully taxed earnings per share will range from $0.21 to $0.27.

On October 18, 2005, we signed a definitive agreement to acquire substantially all of the assets of The Amusement Factory, LLC. The date the acquisition will close has not yet been determined; therefore, the above guidance excludes any charges that may result from purchase price accounting such as the amortization of intangible assets or the step up of inventory which will reverse in the three months after it is recorded.

Conference Call

Coinstar, Inc. announced that a conference call to discuss the third quarter will be broadcast live over the Internet today, Thursday, October 27, 2005, at 4:30 p.m. Eastern time. The Webcast will be hosted at the About Us – Investor Relations section of Coinstar’s Web site at www.coinstar.com.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of 4th Wall™ solutions for the retailers’ front of store consisting of self-service coin counting, electronic payment solutions and entertainment services. The company’s products and services can be found at more than 44,000 retail locations including supermarkets, drug stores, mass merchants, convenience stores and restaurants.

# # #

This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the effect of and financing of the acquisition of ACMI and The Amusement Factory, the ability to successfully integrate acquired businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retailers for the installation of Coinstar machines and the retention of the current agreements with our existing retailers on terms that are not materially adverse to Coinstar, Inc., additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services). The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the “Factors That May Affect Our Business, Future Operating Results and Financial Condition” described in each of our recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of October 27, 2005. Coinstar, Inc. undertakes no obligation to update the information provided herein.

Appendix A

(in thousands unless otherwise noted)

Non GAAP measures

Non GAAP measures are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non GAAP measures are not a substitute for measures computed in accordance with GAAP. Definitions of such non GAAP measurements are provided below. These definitions are provided to allow the reader to reconcile non GAAP data to that presented in accordance with GAAP. Our non GAAP measures may be different from the presentation of financial information by other companies.

EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and other. We believe EBITDA is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and for purposes of calculating certain debt covenants. In addition, management uses such non GAAP measures internally to evaluate the Company’s performance and manage its operations. See below for reconciliation of most comparable GAAP measurements to EBITDA.

Quarter ended Sept. 30, 2005
Net income	$6,820
Depreciation, amortization and other	12,836
Interest expense, net	3,045
Income taxes	4,372

EBITDA	$27,073

Free cash flow: we believe free cash flow is an important non GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our discretionary and non-discretionary expenditures. Free cash flow may be reconciled from net cash provided by operating activities, the most directly comparable GAAP measure, as follows:

Quarter ended Sept. 30, 2005
Net cash provided by operating activities	$20,413
Changes in operating assets and liabilities, net of acquisitions	2,937
Capital expenditures	(9,342)

Free cash flow	$14,008

Adjusted earnings per share: we believe adjusted earnings per share is an important non GAAP measure as it provides useful information about our results from operations excluding non-cash charges. We believe this measure provides an important comparison to prior period earnings and is more representative of our operating results.

Coinstar, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
REVENUE	$118,707	$106,430	$334,132	$197,307
EXPENSES:
Direct operating	78,022	69,937	225,291	113,248
Sales and marketing	2,785	3,642	5,717	8,358
Research and development	1,445	1,410	4,270	4,407
General and administrative	9,546	8,098	26,825	18,052
Depreciation and other	11,696	9,821	33,460	25,186
Amortization of intangible assets	1,140	884	3,275	1,021

Income from operations	14,073	12,638	35,294	27,035

OTHER INCOME (EXPENSE):
Interest income and other, net	472	190	1,492	320
Interest expense	(3,353)	(2,793)	(9,303)	(3,165)

Income before income taxes	11,192	10,035	27,483	24,190
Income taxes	(4,372)	(3,386)	(10,730)	(8,373)

NET INCOME	$6,820	$6,649	$16,753	$15,817

NET INCOME PER SHARE:
Basic	$0.27	$0.31	$0.66	$0.74
Diluted	$0.27	$0.30	$0.65	$0.73

WEIGHTED SHARES OUTSTANDING:
Basic	25,491	21,491	25,372	21,381
Diluted	25,685	21,818	25,637	21,650

CAPITAL EXPENDITURES	$9,342	$16,429	$34,327	$30,944

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	Sept. 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$99,250	$94,640
Cash being processed	57,058	62,147
Trade accounts receivable, net of allowance for doubtful accounts of $503 in 2005 and $481 in 2004, respectively	7,644	5,283
Inventory	29,034	25,877
Deferred income taxes	19,687	18,833
Prepaid expenses and other current assets	11,690	11,626

Total current assets	224,363	218,406

PROPERTY AND EQUIPMENT, NET	139,341	131,267
DEFERRED INCOME TAXES	5,902	15,880
OTHER ASSETS	6,978	6,200
INTANGIBLE ASSETS, NET	36,127	35,033
GOODWILL	152,346	140,348

TOTAL ASSETS	$565,057	$547,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,819	$23,661
Accrued liabilities payable to retailers	58,815	63,504
Other accrued liabilities	22,838	22,904
Current portion of long-term debt and capital lease obligations	3,441	3,350

Total current liabilities	111,913	113,419
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	206,171	207,569

Total liabilities	318,084	320,988

STOCKHOLDERS’ EQUITY:
Common stock	287,108	282,046
Accumulated deficit	(18,677)	(35,430)
Treasury stock	(22,783)	(22,783)
Accumulated other comprehensive income	1,325	2,313

Total stockholders’ equity	246,973	226,146

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$565,057	$547,134